UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934
December 10, 2010
Date of Report (Date of earliest event reported)
LOCAL.COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34197 (Commission File Number)	33-0849123 (IRS Employer Identification No.)
7555 Irvine Center Drive
Irvine, California 92618
(Address of principal executive offices)
(949) 784-0800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On December 10, 2010, the Nominating, Compensation and Corporate Governance Committee (the “NCCG Committee”) of Local.com Corporation (the “Registrant”) conducted a review of the compensation paid to the Registrant’s non-employee directors. In the course of the review, the NCCG Committee considered the findings and recommendations of its compensation consultant, Frederic W. Cook & Co., Inc. Following their review, the NCCG Committee made the following changes to the compensation structure for the Registrant’s non-employee directors:
1.	The annual cash retainer for non-employee members of the Registrant’s Board of Directors was raised from $20,000 per annum to $30,000 per annum beginning with the pro rata payments made for the first quarter of 2011.

2.	Effective immediately, the per meeting fee for non-employee directors for telephonic meetings of the Board of Directors of the Registrant would no longer be discounted at $750 per meeting and would instead be paid the same as an in-person meeting at $1,500 per meeting.

3.	Effective immediately, non-employee directors participating by telephone at in-person meetings of the Registrant’s Board of Directors would receive only half of the in-person meeting fee or $750.

4.	The annual Audit Committee chair retainer will be raised beginning with the pro rata payments made for the first quarter of 2011 from $10,000 to $15,000.

5.	The annual NCCG Committee chair retainer will be raised beginning with the pro rata payments made for the first quarter of 2011 from $7,500 to $10,000.
Additionally, it was determined by the Committee that the annual and initial option awards made to non-employee directors would remain at current levels of 15,000 and 20,000 options, respectively. It was also determined to grant current non-employee directors options to purchase 8,750 shares of the Registrant’s common stock as a pro rata option grant, allowing all future grants to coincide with the annual meeting of stockholders of the Registrant at which directors are elected, beginning in 2013. Finally, it was determined that all future stock option grants, including the 8,750 shares granted, would have a post-separation exercise period of two years, compared to the previous practice of three months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCAL.COM CORPORATION
Date: December 15, 2010	By:	/s/ Ken Cragun
Ken Cragun
Interim Chief Financial Officer